                         CERTIFICATE OF INCORPORATION OF

                            AVIRON MERGER CORPORATION


     The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                       I.

     The name of this Corporation is Aviron Merger Corporation.

                                       II.

     The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                       IV.

     A. This Corporation is authorized to issue two classes of stock, par value $.001 per share, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Ninety Six Million (96,000,000) shares. Fifty Three Million (53,000,000) shares shall be Common Stock. Forty Three Million (43,000,000) shares shall be Preferred Stock.

          The Preferred Stock may be issued from time to time in one or more series. Subject to the protective provisions set forth in Section 5 below, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B. Five Million Two Hundred Twenty Five Thousand (5,225,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock." Eighteen Million Six Hundred Fifty Thousand (18,650,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock," and Eighteen Million (18,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock." The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the "Preferred Stock."

     C. The respective rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

          1. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, payable in preference and priority to the holders of Common Stock, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of:

               (a) with respect to the Series A Preferred Stock, $.05 per share per annum (as appropriately adjusted for any combination, consolidation, stock distribution, stock dividend, stock split or similar event with respect to such shares (a "Recapitalization"));

               (b) with respect to the Series B Preferred Stock, $.09 per share per annum (as adjusted for any Recapitalization); and

               (c) with respect to the Series C Preferred Stock, $.135 per share per annum (as adjusted for any Recapitalization).

Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends shall be declared or paid with respect to the Common Stock (other than a dividend payable solely in Common Stock of the Corporation) unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Preferred Stock. Each share of Preferred Stock shall rank on parity with every other share of Preferred Stock, irrespective of series, with regard to dividends, and no dividends shall be paid, declared or set apart for payment on the shares of any series of Preferred Stock unless at the same time a dividend for the same percentage of the respective dividend rates shall also be paid, declared or set apart for payment, as the case may be, on the shares of Preferred Stock or each other series then outstanding.

So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of the Common Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation from the founders, directors, employees or consultants of the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of an employment or consulting relationship or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all accrued but unpaid dividends on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation's Board of Directors.

          2.   LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $.50, $.90, and $1.35 per share, respectively (appropriately adjusted for any Recapitalization), plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled and in proportion to the number of shares of Preferred Stock then held by them.

               (b) After payment to the holders of Preferred Stock of the amount set forth in subparagraph (a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Preferred

Stock and Common Stock pro rata based on the number of shares of Common Stock held by them (assuming conversion of all Preferred Stock).

               (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, other transaction or series of related transactions resulting in a change of voting control shall be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if
(a) more than 50% of the outstanding securities of each class of the surviving entity, or (b) an interest in equity securities representing at least 50% of the voting power or at least 50% of the equity interest in the surviving entity, is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale; provided, however, that the sale of Preferred Stock to private investors pursuant to a Preferred Stock Purchase Agreement shall not constitute a liquidation, dissolution or winding up within the meaning of this section.

          3. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          4. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


               (a)  RIGHT TO CONVERT.   Each share of Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred Stock being converted. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series B Preferred being converted. The number of fully paid and nonassessable shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4(d)) by the number of shares of Series C Preferred being converted.

               (b) SERIES A CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing $.50 by the "Series A Conversion Price," calculated as provided in Section 4(e).

               (c) SERIES B CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing $.90 by the "Series B Conversion Price," calculated as provided in Section 4(e).

               (d) SERIES C CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing $1.35 by the "Series C Conversion Price," calculated as provided in Section 4(e).

               (e) CONVERSION PRICE. The conversion price for the Series A Preferred Stock shall initially be $2.50 (the "Series A Conversion Price"). The conversion price of the Series B Preferred Stock shall initially be $4.50 (the "Series B Conversion Price"). The conversion price of the Series C Preferred
Stock shall initially be $6.75 (the "Series C Conversion Price").   Such initial
Series A Conversion Price, Series B Conversion Price and Series C Conversion Price (the "Conversion Prices") shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Prices herein shall mean the Conversion Prices as so adjusted.

               (f) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (i) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), with aggregate proceeds to the Corporation (before deduction of underwriter commissions and expenses relating to the issuance including without limitation fees of the Corporation's counsel) which equal or exceed $10,000,000, or (ii) upon receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of approval of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, voting together as a single class in favor of the conversion of all of the shares of Preferred Stock into Common Stock.

               (g) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, except that in the case of an automatic conversion pursuant to
Section 4(f) hereof, such conversion shall be deemed to have been made (i) immediately prior to the closing of the offering referred to in Section 4(f)(i) or (ii) immediately upon the approval by vote or written consent referred to in
Section 4(f)(ii) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (h)  ADJUSTMENTS TO CONVERSION PRICE.

                    (i) SPECIAL DEFINITIONS. For purposes of this Section 4(h) `ORIGINAL ISSUE DATE' shall mean the date on which a share of Preferred Stock was first issued.

                    (ii) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the respective Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

               (i) OTHER DISTRIBUTIONS. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of

Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries, then in each such event provision shall be made so that the holders of Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation or any of its subsidiaries which they would have received had their stock been converted into Common Stock on the date of such event.

               (j) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (k) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

               (l) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

               (m) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Articles of Incorporation.

               (o)  CONSENT TO CERTAIN DISTRIBUTIONS.    Each holder of
Preferred Stock shall be deemed to have consented to distributions and payments made by the Corporation and approved by the Board of Directors of the Corporation in connection with the repurchases of shares of Common Stock issued or to held by directors, board advisors and employees of, or consultants to, the Corporation upon termination of their employment or services.

               (p) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

               (q)  NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. Notwithstanding the above, any notice or communication to an address outside the United States shall be sent by telecopy and confirmed in writing sent by courier guaranteeing delivery in no more than two (2) business days.

               (r) ADJUSTMENTS. In case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Preferred Stock.

          5. RESTRICTIONS AND LIMITATIONS. So long as at least 5,000,000 of the authorized shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, voting together as a single class on an as-converted basis:

               (a) Amend, repeal or waive any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would alter or change in an adverse manner the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

               (b) Increase the total number of authorized shares of Common Stock or Preferred Stock of the Corporation or the number of shares designated as any series of Preferred Stock;

               (c) Authorize or issue, or obligate itself to issue, any other equity security senior to the Series A Preferred Stock Series B Preferred Stock or Series C Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; provided, however, that an equity security issued subsequent to the issuance of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock for a share price and corresponding liquidation price higher than that of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock shall not be deemed senior to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock solely by reason of such share price and liquidation price;

               (d) Do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1968, as amended (the "Code") (or any comparable provision of the Code as hereafter from time to time amended);

               (e) Effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries with or into any other corporation, if more than 50% of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale; or

               (f) Set aside any amounts for or purchase, or declare or pay any dividend or make any other distribution on, any shares of capital stock other than the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, except for repurchases required by current agreements with directors, consultants or employees.

          6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

                                       V.

     A. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

          4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     B.   1.   Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

          5. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.


                                       VI.

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.


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

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                      VIII.

     The name and mailing address of the Sole Incorporator is as follows:

                    Paula Holm Jensen
                    Cooley Godward Castro Huddleson & Tatum
                    3000 El Camino Real
                    5 Palo Alto Square
                    Palo Alto, CA  94306-2155


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